Exhibit 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-272312 and 333-281521) and Form S-8 (Nos. 333-152769, 333-161395, 333-267737, 333-257536, 333-272313 and 333-276362) of Old National Bancorp of our report dated March 25, 2025, relating to the consolidated financial statements of Bremer Financial Corporation as of and for the years ended December 31, 2024 and 2023 appearing in this Current Report on Form 8-K/A of Old National Bancorp.

/s/ Ernst & Young LLP

Minneapolis, MN
July 11, 2025